Exhibit 5.1

Boston    Connecticut    New Jersey    New York    Washington, DC

One Jefferson Road

Parsippany, NJ 07054-2891

December 12, 2013

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as counsel for Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of 2,470,588 shares of the Company’s common stock, no par value (the “Shares”).

In connection therewith, we have examined (i) the Registration Statement on Form S-3 (File No. 333-188009) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the prospectus of the Company, dated April 19, 2013, as supplemented by the preliminary prospectus supplement, dated October 25, 2013, and the prospectus supplement, dated November 8, 2013 each relating to the Shares, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively the “Prospectus”). In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

Peapack-Gladstone Financial Corporation

December 12, 2013

The opinions rendered herein are limited in all respects to the laws of the State of New Jersey and the federal laws of the United States. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 12, 2013, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney llp